UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2008

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 1-5571

Delaware	75-1047710
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On June 25, 2008, Tarrant County College District (“TCCD”) announced that it had purchased from Kan Am Grund Kapitalanlagegesellshaft mbH (“Kan Am”) the buildings and real property comprising RadioShack Corporation’s headquarters in Fort Worth, Texas (the “Headquarters”), which were previously sold to Kan Am and then leased for a period of 20 years by RadioShack in a sale and lease-back transaction in December 2005.

On June 25, 2008, RadioShack entered into an agreement with TCCD to convey certain real property located adjacent to the Headquarters; the oil, gas and other minerals in and under the Headquarters and the adjacent property; a parking easement on property located near the Headquarters; an option to purchase certain additional parcels of real property located near the Headquarters; certain contracts relating to the use and operation of the real property adjacent to and comprising the Headquarters; and certain personal property and equipment located within the Headquarters (excluding personal property and equipment relating to RadioShack’s business and operations).

In consideration of this conveyance, RadioShack and TCCD entered into an amended and restated lease for RadioShack’s continued use of a reduced portion of the Headquarters. The lease with TCCD allows RadioShack to remain in the approximately 400,000 square feet it currently occupies of the approximately 900,000 square foot Headquarters facility through June of 2011 with an option to remain in a further reduced portion of the Headquarters through June of 2013.

The foregoing is subject to, and qualified entirely by the terms of the purchase and sale agreement and the lease agreement attached hereto as Exhibits 10.1 and 10.2. The terms of the purchase and sale agreement and lease agreement are incorporated herein by reference.

On June 25, 2008, RadioShack issued a press release containing certain information with respect to this transaction. A copy of the press release is attached as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is filed as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit
10.1	Purchase and Sale Agreement

10.2	Amended and Restated Lease Agreement

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIOSHACK CORPORATION

BY:	/s/ James F. Gooch
James F. Gooch
Executive Vice President and Chief Financial Officer

Date: June 25, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Purchase and Sale Agreement

10.2	Amended and Restated Lease Agreement

99.1	Press Release